Exhibit 23.1

FORM OF CONSENT OF COUNSEL

We hereby consent to the reference to us in the Prospectus constituting part of this Registration Statement on Form S-1, under the captions “The Risks You Face - Risks Relating to the Structure of the Fund – Investors Not Represented During the Fund’s Creation;” and “Legal Matters.”

New York, New York
[_______________], 2009